Exhibit 5.1

CONYERS	CONYERS DILL & PEARMAN 291h Floor One Exchange Square 8 Connaught Place Central Hong l<ong T +852 2524 710 6 | F +852 2845 9268 conyers.com

Matter No.: 862618

Doc Ref: 106100450

Richard.Hall@conyers.com

5 June 2020

Brilliant Acquisition Corporation

Clo Dr. Peng Jiang, Chairman

99 Dan Ba Road, C-9

Putuo District, Shanghai

People’s Republic of China 200062

Attn: The Board of Directors

Dear Sirs1

Re: Brilliant Acquisition Corporation (the “Company”)

We have acted as special legal counsel in the British Virgin Islands to the Company in connection with a registration statement on Form S-1 (the “Registration Statement”) , which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto) filed with the United States Securities and Exchange Commission (the “Commission”) under the United States Securities Act of 1933 (as amended (the “Securities Act”) relating to the underwritten public offering of (i) 4 000 000 units (the “Units”) with each Unit consisting of one ordinary share in the Company of no par value (“Ordinary Share”) one right entitling the holder to 1/10 of one Ordinary Share (“Righf1), and one redeemable warrant entitling its holder to purchase one Ordinary Share (“Warrant”), (ii) up to 600,000 Units (the “Over-Allotment Units”) for which the underwriters have been granted an over-allotment option, (iii) all Ordinary Shares, Rights and Warrants as part of the Units and Over-Allotment Units, and (iv) all Ordinary Shares issuable upon exercise of the Rights and Warrants included in the Units and Over-Allotment Units (the “Offering”).

For the purposes of giving this opinion, we have examined a copy of the Registration Statement as filed with the Commission on or about the date hereof. We have also reviewed copies of (1) the certificate of incorporation, the memorandum of association and the articles of association of the Company, as obtained from the Registrar of Corporate Affairs on 5 June 2020, (2) the unanimous written resolutions of the directors of the Company passed on 4 June 2020 (the “Resolutions” (3) the latest drafts of the amended and restated memorandum of association and the amended and restated articles of association of the Company to become effective prior to the closing of the Offering (the “Listing M&As”) (4) a Certificate of Good Standing issued by the Registrar of Corporate Affairs in relation to the Company and dated 5 June April 2020, (5) a certificate issued by the registered agent of the Company and dated 5 June 2020 (the “Registered Agent’s Certificate”) and (6) such other documents and made such enquiries as to questions of law as we have deemed necessary in order to render the opinion set forth below.

Partne,s: Piers Alexander. Christopt1e1 Bickley, Peler Ch’ng, Bernadette Chen. Anna Chong, Vivien Fung, R1Chard Hall. Norman Hau, Wynne Lau, Paul Lim. Nigel Meeson O.C., Teresa Tsai. Flora Wong. Lilian Woo Consultant. David lamb

BERMUDA | BRITISH VIRGIN ISLA NDS | CAYMA N ISLANDS

We have assumed (a) the genuineness and authenticity of all signatures and the conformity to the originals of all copies (whether or not certified) examined by us and the authenticity and completeness of the originals from which such copies were taken, (b) that where a document has been examined by us in draft form, it will be or has been executed and/or filed in the form of that draft, and where a number of drafts of a document have been examined by us all changes thereto have been marked or otherwise drawn to our attention, (c) the accuracy and completeness of all factual representations made in the Registration Statement and other documents reviewed by us, (d) that the Resolutions were passed by unanimous written resolutions, will remain in full force and effect and will not be rescinded or amended, (e) that the Listing M&As will become effective prior to the closing of the Offering, (f) that there is no provision of the law of any jurisdiction, other than the British Virgin Islands, which would have any implication in relation to the opinions expressed herein, (g) that upon issue of any Ordinary Shares to be sold by the Company, the Company will receive consideration for the full issue price thereof, (h) the validity and binding effect under the laws of the United States of America of the Registration Statement and that the Registration Statement will be duly filed with and declared effective by the Commission, and (i) that the contents of the Registered Agent’s Certificate are true and correct as of the date thereof and as of the date hereof.

We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than the British Virgin Islands. This opinion is to be governed by and construed in accordance with the laws of the British Virgin Islands and is limited to and is given on the basis of the current law and practice in the British Virgin Islands. This opinion is issued solely for your benefit and use in connection with the matter described herein and is not to be relied upon by any other person, firm or entity or in respect of any other matter.

On the basis of and subject to the foregoing, we are of the opinion that:

1.	The Company is duly incorporated and existing under the laws of the British Virgin Islands in good standing (meaning solely that it has not failed to make any filing with any British Virgin Islands governmental authority or to pay any British Virgin Islands government fee or tax which would make it liable to be struck off the Register of Companies and thereby cease to exist under the laws of the British Virgin Islands).

2.	When issued and paid for as contemplated by the Registration Statement, the Ordinary Shares will be validly issued, fully paid and non-assessable (which term when used herein means that no further sums are required to be paid by the holders thereof in connection with the issue of such shares).

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm under the captions “Enforcement of Civil Liabilities”, “Certain Differences in Corporate Law” and “Legal Matters” in the prospectus forming a part of the Registration Statement. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Yours faithfully,

/s/ Conyers Dill & Pearman
Conyers Dill & Pearman

Partne,s: Piers Alexander. Christopt1e1 Bickley, Peler Ch’ng, Bernadette Chen. Anna Chong, Vivien Fung, R1Chard Hall. Norman Hau, Wynne Lau, Paul Lim. Nigel Meeson O.C., Teresa Tsai. Flora Wong. Lilian Woo Consultant. David lamb

BERMUDA | BRITISH VIRGIN ISLA NDS | CAYMA N ISLANDS